Exhibit 10.1

MULTISENSOR AI HOLDINGS, INC.

2023 INCENTIVE AWARD PLAN

RESTRICTED STOCK Unit Grant Notice

MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the MultiSensor AI Holdings, Inc. 2023 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:	______, 20__
Number of RSUs:
Vesting Commencement Date:	______, 20__
Vesting Schedule:

25% of the RSUs shall vest on each of ______, 20__, ______, 20__, ______, 20__, and ______, 20__, subject to Participant remaining in the continuous employment of the Company through the applicable vesting date.  Notwithstanding the foregoing, in the event of a Change in Control, the RSUs granted pursuant to this Agreement (the “Award”) shall not automatically vest solely as a result of the Change in Control. If the surviving or acquiring entity in such Change in Control assumes, continues, or substitutes the Award with an award of substantially equivalent value, the Award shall remain outstanding and continue to vest in accordance with its original vesting schedule. Notwithstanding the foregoing, if, within 24 months following such Change in Control, the Participant’s employment is terminated by the Company or its successor without Cause (as defined in the Employment Agreement (defined below)) or by the Participant for Good Reason ([as defined in the Employment Agreement1 / as defined below2]), then any outstanding and unvested portion of the Award shall immediately become fully vested. If the surviving or acquiring entity does not assume, continue, or substitute the Award in connection with such Change in Control, then the Award shall become fully vested immediately prior to the consummation of

1 Nadolny.

2 Akram.

3 Nadolny.

4 Akram.

5 Akram only.

the Change in Control.  “Employment Agreement” means that certain Amended and Restated Employment Agreement, [effective February 5, 20253 / June 23, 20254], by and between the Company and the Participant.  [For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Participant’s prior written consent: (A) a material diminution in the Participant’s duties, title, or authority; (B) a material breach by the Company of a material provision of the Employment Agreement; or (C) the Company requiring the Participant to relocate his primary work location to a location more than 50 miles from his then current work location; provided that, in each case, the Company shall have been given written notice from the Participant describing in reasonable detail the occurrence of the event or circumstance for which the Participant believes the Participant may resign for Good Reason within 21 days of the first occurrence thereof, the Company shall not have cured such event or circumstance within 30 days after the Company’s receipt of such notice, and the Participant terminates employment within 10 days after the end of the Company’s 30 day cure period.][5]

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement.  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

MULTISENSOR AI HOLDINGS, INC.	PARTICIPANT
By:
Name:	Name:
Title:

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

general

1.1Award of RSUs.  The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”).  Each RSU represents the right to receive one Share as set forth in this Agreement.  Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
1.2Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise.  The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; forfeiture AND SETTLEMENT
2.1Vesting; Forfeiture.  The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service).
2.2Settlement.
(a)The RSUs will, to the extent vested, be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15 of the year following the year in which the RSU’s vesting date occurs.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
Article III.
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2Tax Withholding.

(a)Subject to Section 3.2(b), and except as otherwise determined by the Administrator, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations (a “Net Settlement”).

(b)Subject to Section 9.5 of the Plan, the number of Shares which may be so withheld or surrendered pursuant to the Net Settlement shall be limited to the number of Shares which have a fair market value on the date of withholding equal to the Participant’s Applicable Withholding Rate.  Participant’s “Applicable Withholding Rate” shall mean the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.
(c)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares.  The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
Article IV.
other provisions
4.1Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan.
4.2Clawback.  Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
4.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number.  Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6Successors and Assigns.  The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule.  To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8Entire Agreement; Amendment.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.
4.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
4.11Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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